Exhibit 99.3

PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 17, 2022, Celanese Corporation (together with its subsidiaries, “Celanese,” “our,” or “we”) signed a definitive agreement (the “Transaction Agreement”) to acquire a majority of the Mobility & Materials business of DuPont de Nemours, Inc. (“DuPont”) for a purchase price of $11.0 billion, subject to certain adjustments, in an all-cash transaction (the “M&M Acquisition” and such business being acquired, the “M&M Business”). The M&M Acquisition is expected to close around the end of 2022 subject to regulatory approvals and customary closing conditions.

In connection with the planned M&M Acquisition, also on February 17, 2022, Celanese entered into a commitment letter for a 364-day $11.0 billion senior unsecured bridge term loan facility (the “Bridge Facility”). Furthermore, on March 18, 2022, Celanese entered into a term loan credit arrangement ( the “Term Loan Credit Arrangement”), pursuant to which lenders have committed to provide a senior unsecured term loan facility in an aggregate principal amount of $1.5 billion (the “Term Loan Facility”), consisting of a tranche of delayed-draw term loans due 364 days from issuance in an amount equal to $500 million and a tranche of delayed-draw term loans due five years from issuance in an amount equal to $1.0 billion. The proceeds from the Term Loan Facility are expected to be used to finance, in part, the M&M Acquisition, and to pay fees, commissions and expenses related thereto. The funding of the term loans provided for in the Term Loan Credit Arrangement is subject the satisfaction of customary conditions, including the consummation of the M&M Acquisition in accordance with the associated Transaction Agreement. The entry into the Term Loan Credit Arrangement reduces the availability under the Bridge Facility. As a result, there are now $9.5 billion in Bridge Facility commitments remaining. Celanese does not intend to draw down on the Bridge Facility and currently expects to replace the remaining Bridge Facility commitments prior to the closing of the M&M Acquisition with permanent financing that it currently expects will consist of $9.5 billion in aggregate principal amount from issuance of senior unsecured notes (“Senior Unsecured Notes”).

The proposed acquisition has been accounted for in the following preliminary unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and for the year ended December 31, 2021, giving effect to the M&M Acquisition and related debt financings of the Term Loan Facility of $1.5 billion and Senior Unsecured Notes of $9.5 billion as if they had occurred on January 1, 2021. The preliminary unaudited pro forma condensed combined balance sheet as of March 31, 2022 gives effect to the M&M Acquisition and related debt financings of the Term Loan Facility and Senior Unsecured Notes as if they had occurred on March 31, 2022.

The following preliminary unaudited pro forma condensed combined financial statements and related notes as of and for the three months ended March 31, 2022 and for the year ended December 31, 2021 have been derived from, and should be read in conjunction with, (i) the historical audited consolidated financial statements of Celanese and accompanying notes included in Celanese’s Annual Report on Form 10-K for the year ended December 31, 2021, (ii) the historical unaudited consolidated financial statements of Celanese and related notes included in Celanese’ Quarterly Report on Form 10-Q for the three months ended March 31, 2022, (iii) the historical audited combined financial statements of the M&M Business and related notes for the year ended December 31, 2021 filed as Exhibit 99.1 to this Current Report on Form 8-K and (iv) the historical unaudited combined financial statements of the M&M Business and related notes for the three months ended March 31, 2022 filed as Exhibit 99.2 to this Current Report on Form 8-K.

The M&M Business has historically been managed and operated in normal course with other DuPont businesses through multiple legal entities not solely dedicated to the M&M Business. Therefore, the accompanying historical combined financial statements of the M&M Business have been derived from the accounting records of DuPont as if M&M Business’ operations had been conducted independently from those of DuPont and were prepared on a stand-alone basis in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The combined statements of operations reflect allocations of general corporate expenses from DuPont including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services, and restructuring and historical integration and separation activities related to these functions. These allocations were made on the basis of revenue, expenses, headcount or other relevant measures. The preliminary unaudited pro forma condensed combined financial statements include DuPont assets and liabilities that are specifically identifiable or otherwise attributable to the M&M Business.

In accordance with Article 11 of Regulation S-X, the preliminary unaudited pro forma condensed combined financial statements were prepared for illustrative and informational purposes only and are not intended to represent what our results of operations or financial position would have been had the acquisition occurred on the dates indicated, or what they will be for any future periods. The preliminary unaudited pro forma condensed combined financial statements do not reflect the realization of any expected cost savings or other synergies as a result of the acquisition.

The preliminary unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting for business combinations under US GAAP, in accordance with Accounting Standards Codifications (ASC) 805, Business Combinations. Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based upon their estimated fair values as of the acquisition date, with any excess purchase price allocated to goodwill. Celanese has made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed as of the assumed acquisition date of March 31, 2022 based on Celanese’s preliminary valuation of the tangible and intangible assets acquired and liabilities assumed using information currently available. A final determination of fair value of the M&M Business’ assets and liabilities will be based on the M&M Business’ actual assets and liabilities as of the closing date, and, therefore, cannot be made prior to the completion of the M&M Acquisition. As a result, the unaudited pro forma purchase price adjustments related to the acquisition are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. The final valuation of assets acquired and liabilities assumed may be materially different than the estimated values assumed in the preliminary unaudited pro forma condensed combined financial statements.

The Term Loan Facility and Senior Unsecured Notes that are anticipated to be incurred to finance the acquisition are included in the preliminary unaudited pro forma condensed combined financial statements reflecting terms and rates Celanese expects to receive based on current market rates. The actual financing and terms of the financing will be subject to market conditions. Actual adjustments may differ from the amounts reflected in the preliminary unaudited pro forma condensed combined financial statements, and the differences may be material.

CELANESE COPORATION AND SUBSIDIARIES

PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2022

(in millions)

	Historical Celanese	Historical M&M Business as Reclassified (Note 3)	Acquisition Accounting Adjustments	Note		Other Accounting Adjustments	Note		Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$605	$80	($10,995)	(4A	)	$10,927	(5A	)	$617
Trade receivables - third party and affiliates	1,390	577	-			-			1,967
Non-trade receivables, net	523	-	33	(4J	)	-			556
Inventories	1,549	785	-			-			2,334
Marketable securities	9	-	-			-			9
Other assets	124	75	-			(30)	(5C	)	169
Total current assets	4,200	1,517	(10,962)			10,897			5,652
Investments in affiliates	847	56	-			-			903
Property, plant and equipment, net	4,188	997	403	(4C	)	-			5,588
Operating lease right-of-use assets	267	42	160	(4I	)	-			469
Deferred income taxes	244	19	-			-			263
Other assets	569	2	-			-			571
Goodwill	1,396	2,093	(2,093)	(4G	)	-			7,398
			6,002	(4F	)
Intangible assets, net	715	1,812	2,088	(4C	)	-			4,615
Total assets	$12,426	$6,538	($4,402)			$10,897			$25,459
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	$860	-	-			$500	(5A	)	$1,360
Trade payables - third party and affiliates	1,169	531	44	(4B	)	-			1,744
Other liabilities	419	106	1	(4K	)	-			556
			30	(4I	)
Income taxes payable	106	79	-			-			185
Total current liabilities	2,554	716	75			500			3,845
Long-term debt, net of unamortized deferred financing costs	3,132	-	-			10,427	(5A	)	13,559
Deferred income taxes	563	413	573	(4H	)	-			1,549
Uncertain tax positions	296	-	-			-			296
Benefit obligations	543	-	33	(4J	)	-			576
Operating lease liabilities	223	35	130	(4I	)	-			388
Other liabilities	162	25	-			-			187
Commitments and Contingencies
Stockholders' Equity
Preferred Stock	-	-	-			-			-
Common Stock	-	-	-			-			-
Treasury Stock, at cost	(5,492)	-	-			-			(5,492)
Additional paid-in capital	326	-	-			-			326
Parent company net investment	-	5,321	(5,321)	(4G	)	-			-
Retained earnings	10,106	-	(44)	(4B	)	(30)	(5C	)	10,032
Accumulated other comprehensive (loss) income, net	(333)	(152)	152	(4G	)	-			(333)
Total stockholders' equity	4,607	5,169	(5,213)			(30)			4,533
Noncontrolling interests	346	180							526
Total equity	4,953	5,349	(5,213)			(30)			5,059
Total liabilities and equity	$12,426	$6,538	(4,402)			$10,897			$25,459

See notes to preliminary unaudited pro forma condensed combined financial statements

CELANESE COPORATION AND SUBSIDIARIES

PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the three months ended March 31, 2022

(in millions, except share data)

	Historical Celanese	Historical M&M Business as Reclassified (Note 3)	Acquisition Accounting Adjustments	Note		Other Accounting Adjustments	Note		Pro Forma Combined
Net sales	$2,538	$889	-			-			$3,427
Cost of sales	(1,793)	(682)	25	(4L	)	-			(2,479)
	-	-	(29)	(4D	)	-
Gross profit	745	207	(4)			-			948
Selling, general and administrative expenses	(174)	(180)	(1)	(4I	)	-			(355)
Amortization of intangible assets	(11)	(33)	33	(4L	)	-			(61)
	-	-	(50)	(4E	)	-
Research and development expenses	(24)	(18)	(8)	(4I	)	-			(50)
Other (charges) gains, net	(1)	-	-			-			(1)
Foreign exchange gain (loss), net	(1)	-	-			-			(1)
Gain (loss) on disposition of businesses and assets, net	(3)	-	-			-			(3)
Operating profit (loss)	531	(24)	(30)			-			477
Equity in net earnings (loss) of affiliates	56	(1)	-			-			55
Non-operating pension and other postretirement employee benefit (expense) income	24	4	-			-			28
Interest expense	(35)	-	-			(144)	(5B	)	(179)
Interest income	1	-	-			-			1
Dividend income - equity investments	37	-	-			-			37
Other income (expense), net	2	3	1	(4I	)	-			6
Earnings (loss) from continuing operations before tax	616	(18)	(29)			(144)			425
Income tax (provision) benefit	(112)	4	7	(4H	)	33	(5D	)	(68)
Earnings (loss) from continuing operations	504	(14)	(22)			(111)			357
Net (earnings) loss attributable to noncontrolling interests	(2)	(1)	-			-			(3)
Net earnings (loss) from continuing operations attributable to Celanese/M&M Business	$502	$(15)	$(22)			$(111)			$354
Earnings per common share attributable to Celanese Shareholders:
Earnings per common share - basic	4.64								3.27
Earnings per common share - diluted	4.61								3.25
Weighted average shares - basic	108,185,912								108,185,912
Weighted average shares - diluted	108,917,577								108,917,577

See notes to preliminary unaudited pro forma condensed combined financial statements

CELANESE COPORATION AND SUBSIDIARIES

PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2021

(in millions, except share data)

	Historical Celanese	Historical M&M Business as Reclassified (Note 3)	Acquisition Accounting Adjustments	Note		Other Accounting Adjustments	Note		Pro Forma Combined
Net sales	$8,537	$3,532	-			-			$12,069
Cost of sales	(5,855)	(2,489)	100	(4L	)	-			(8,357)
	-	-	(113)	(4D	)	-
Gross profit	2,682	1,043	(13)			-			3,712
Selling, general and administrative expenses	(633)	(385)	(44)	(4B	)	-			(1,064)
			(2)	(4I	)
Amortization of intangible assets	(25)	(131)	131	(4L	)	-			(225)
			(200)	(4E	)	-
Research and development expenses	(86)	(73)	(34)	(4I	)	-			(193)
Other gains (charges), net	3	(5)	-			-			(2)
Foreign exchange gain (loss), net	2	-	-			-			2
Gain (loss) on disposition of businesses and assets, net	3	-	-			-			3
Operating profit (loss)	1,946	449	(162)			-			2,233
Equity in net earnings (loss) of affiliates	146	9	-			-			155
Non-operating pension and other postretirement employee benefit (expense) income	106	14	-			-			120
Interest expense	(91)	-	-			(588)	(5B	)	(709)
		-	-			(30)	(5C	)
Refinancing expense	(9)	-	-			-			(9)
Interest income	8	-	-			-			8
Dividend income - equity investments	147	-	-			-			147
Other (expense) income, net	(5)	1	5	(4I	)	-			1
Earnings (loss) from continuing operations before tax	2,248	473	(157)			(618)			1,946
Income tax (provision)	(330)	(48)	36	(4H	)	142	(5D	)	(200)
Earnings (loss) from continuing operations	1,918	425	(121)			(476)			1,746
Net (earnings) loss attributable to noncontrolling interests	(6)	(17)	-			-			(23)
Net earnings (loss) from continuing operations attributable to Celanese/M&M Business	$1,912	$408	$(121)			$(476)			$1,723
Earnings per common share attributable to Celanese Shareholders
Earnings per common share - basic	17.19								15.49
Earnings per common share - diluted	17.06								15.37
Weighted average shares - basic	111,224,017								111,224,017
Weighted average shares - diluted	112,084,412								112,084,412

See notes to preliminary unaudited pro forma condensed combined financial statements

Notes to Preliminary Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of Presentation

The M&M Acquisition is being accounted for as a business combination using the acquisition method of accounting under US GAAP, in accordance with the provisions of ASC 805, which requires assets acquired and liabilities assumed to be recorded at their acquisition date fair value. ASC 820, Fair Value Measurements, defines the term “fair value” as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible the application of reasonable judgement could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

As of the date of this Current Report, Celanese has not completed the detailed valuation studies necessary to determine the fair value of M&M Business’ assets to be acquired and the liabilities to be assumed and the related allocations of purchase price. Therefore, the allocation of the purchase price as reflected in the preliminary unaudited pro forma condensed combined financial statements is based upon management's preliminary estimates of the fair value of the assets acquired and liabilities assumed. The final allocation of the purchase price will be determined after completion of the M&M Acquisition and determination of the estimated fair value of M&M Business’ assets and liabilities, and associated tax adjustments. Any adjustments to the preliminary estimated fair value amounts could have a significant impact on the preliminary unaudited pro forma condensed combined financial statements contained herein and our future results of operations and financial position. There can be no assurance that such finalization will not result in material changes.

Celanese’s and the M&M Business’ historical financial statements were prepared in accordance with US GAAP and presented in US dollars. As discussed in Note 3, certain reclassifications were made to align Celanese’s and the M&M Business’ financial statement presentation. Celanese has not identified all adjustments necessary to conform M&M Business’ accounting policies to Celanese’s accounting policies. Upon completion of the M&M Acquisition, or as more information becomes available, Celanese will perform a more detailed review of M&M Business’ accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information. Further, there were no material intercompany transactions and balances between Celanese and M&M Business as of and for the three months ended March 31, 2022 and for the year ended December 31, 2021.

All amounts presented within these notes to the preliminary unaudited pro forma condensed combined financial statements are in millions, except per share data.

2. Preliminary Purchase Price Allocation

The table below represents the preliminary calculation of estimated consideration to acquire the M&M Business.

(in millions)
Base purchase price	$11,000
Contractual adjustments to purchase price (1)	(5)
Total cash consideration transferred	10,995
Receivable related to net pension liability assumed (2)	(33)
Estimated fair value of share-based compensation awards attributed to pre-combination services (3)	1
Total transaction consideration	$10,963

(1)	Reflects preliminary adjustments to the base purchase price based on contractual terms of the Transaction Agreement; amounts may change based upon final settlement and agreement between Celanese and DuPont.

(2)	Reflects estimated receivable from DuPont for the assumption of an under-funded defined benefit plan (see Note 4J).

(3)	This amount represents the value of DuPont Restricted Stock Unit (RSU) awards that are not vested and will be replaced by equivalent value of cash or Celanese RSU awards with the same terms and conditions as the original DuPont award grant. The actual value of these awards will depend on the prices of DuPont common stock and other valuation estimates and assumptions, and therefore the actual consideration will fluctuate. Accordingly, the final consideration could differ significantly from the current estimate (see Note 4K).

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of the M&M Business are recognized and measured at fair value. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustments as additional information becomes available and detailed analyses and final valuation are completed, and the adjustments could be material.

The table below represents a preliminary allocation of the estimated consideration to M&M Business’ identified tangible and intangible assets to be acquired and liabilities to be assumed based on preliminary estimated fair values as of March 31, 2022.

(in millions)

Total consideration for M&M Acquisition	$10,963
Cash and cash equivalents	80
Trade receivables - third party and affiliates	577
Inventories	785
Other assets (current)	75
Investments in affiliates	56
Property, plant and equipment	1,400
Operating lease right-of-use assets	202
Deferred income taxes	19
Other assets (non-current)	2
Intangible assets	3,900
Total assets	7,096
Trade payables - third party and affiliates	531
Income taxes payable	79
Other liabilities (current)	106
Deferred income taxes	986
Benefit obligations	33
Operating lease liabilities	195
Other liabilities (non-current)	25
Noncontrolling interests	180
Net assets acquired	4,961
Preliminary allocation to goodwill	$6,002

3. Reclassification Adjustments

The historical combined financial statements of the M&M Business are prepared in accordance with US GAAP. During the preparation of these preliminary unaudited pro forma condensed combined financial statements, management performed a preliminary analysis of M&M Business’ financial information to identify differences in accounting policies as compared to those of Celanese and differences in M&M Business’ financial statement presentation as compared to the presentation of Celanese. At the time of preparing these preliminary unaudited pro forma condensed combined financial statements, Celanese had not identified all adjustments necessary to conform M&M Business’ accounting policies to Celanese’s accounting policies. The below adjustments represent Celanese’s best estimates based upon the information currently available to Celanese and could be subject to change once more detailed information is available.

Refer to the table below for a summary of reclassification adjustments made to present M&M Business’ combined balance sheet as of March 31, 2022 in conformity with that of Celanese:

Mobility & Materials Business

Combined Balance Sheet

As of March 31, 2022

(In millions)

Presentation in Historical Financial Statements	Presentation in Preliminary Unaudited Pro Forma Condensed Combined Financial Statements	M&M Business Before Reclassification	Reclassification		M&M Business as Reclassified
Assets
Cash and cash equivalents	Cash and cash equivalents	$80			$80
Accounts and notes receivable, net	Trade receivables - third party and affiliates	577			577
Inventories	Inventories	785			785
Prepaid expenses and other current assets	Other assets (current)	75			75
Investments and noncurrent receivables	Investment in affiliates	56			56
Property, plant and equipment, net	Property, plant and equipment (net of accumulated depreciation)	997			997
Deferred charges and other assets	Operating lease right-of-use assets	44	$(2	)(i)	42
	Other assets (non-current)	-	2	(i)	2
Goodwill	Goodwill	2,093			2,093
Other intangible assets	Intangible assets, net	1,812			1,812
Deferred income tax assets	Deferred income taxes	19			19
Liabilities
Accounts payable	Trade payables - third party and affiliates	531			531
Income taxes payable	Income taxes payable	79			79
Accrued and other current liabilities	Other liabilities (current)	106			106
Deferred income tax liabilities	Deferred income taxes	413			413
Other noncurrent obligations	Other liabilities (non-current)	60	(35	)(ii)	25
	Operating lease liabilities		35	(ii)	35
Equity
Parent Company net investment	Parent Company net investment	5,321			5,321
Accumulated other comprehensive income (loss)	Accumulated other comprehensive income (loss), net	(152)			(152)
Noncontrolling interests	Noncontrolling interests	180			180

(i)	Reclassification from “Deferred charges and other assets” to “Operating lease right-of-use assets” and “Other assets (non-current)”
(ii)	Reclassification from “Other noncurrent obligations” to “Other liabilities (non-current)” and “Operating lease liabilities”

Refer to the table below for a summary of reclassification adjustments made to present M&M Business’ combined statement of operations for the three months ended March 31, 2022 in conformity with that of Celanese:

Mobility & Materials Business

Combined Statement of Operations

For the three months ended March 31, 2022

(In millions)

Presentation in Historical Financial Statements	Presentation in Preliminary Unaudited Pro Forma Condensed Combined Financial Statements	M&M Business Before Reclassification	Reclassification		M&M Business as Reclassified
Net sales	Net sales	$889			$889
Cost of sales	Cost of Sales	(682)			(682)
Selling, general and administrative expenses	Selling, general and administrative expenses	(84)	$(96	)(i)	(180)
Integration and separation costs		(96)	96	(i)	-
Amortization of intangibles	Amortization of Intangible Assets	(33)			(33)
Research and development expenses	Research and development expenses	(18)			(18)
Equity in earnings of nonconsolidated affiliates	Equity in net earnings (loss) of affiliates	(1)			(1)
Sundry income (expense), net	Non-operating pension and other postretirement employee benefit (expense) income	7	(3	)(ii)	4
	Other income (expense), net	-	3	(ii)	3
Benefit from income taxes	Income tax (provision) benefit	4			4
Net income attributable to noncontrolling interests	Net (earnings) loss attributable to noncontrolling interests	(1)			(1)

(i)	Reclassification from “Integration and separation costs” to “Selling, general and administrative expenses”
(ii)	Reclassification from “Sundry income (expense), net” to “Non-operating pension and other postretirement employee benefit (expense) income” and “Other income (expense), net”

Refer to the table below for a summary of reclassification adjustments made to present M&M Business’ combined statement of operations for the year ended December 31, 2021 in conformity with that of Celanese:

Mobility & Materials Business

Combined Statement of Operations

For the year ended December 31, 2021

(In millions)

Presentation in Historical Financial Statements	Presentation in Preliminary Unaudited Pro Forma Condensed Combined Financial Statements	M&M Business Before Reclassification	Reclassification		M&M Business as Reclassified
Net sales	Net sales	$3,532			$3,532
Cost of sales	Cost of Sales	(2,489)			(2,489)
Selling, general and administrative expenses	Selling, general and administrative expenses	(331)	$(54	)(i)	(385)
Integration and separation costs		(54)	54	(i)	-
Amortization of intangibles	Amortization of Intangible Assets	(131)			(131)
Research and development expenses	Research and development expenses	(73)			(73)
Restructuring and asset related charges, net	Other (charges) gains, net	(5)			(5)
Equity in earnings of nonconsolidated affiliates	Equity in net earnings (loss) of affiliates	9			9
Sundry income (expense), net	Non-operating pension and other postretirement employee benefit (expense) income	15	(1	)(ii)	14
	Other income (expense), net	-	1	(ii)	1
Provision for income taxes	Income tax (provision) benefit	(48)			(48)
Net income attributable to noncontrolling interests	Net (earnings) loss attributable to noncontrolling interests	(17)			(17)

(i)	Reclassification from “Integration and separation costs”" to “Selling, general, and administrative expenses”
(ii)	Reclassification from “Sundry income (expense), net” to “Non-operating pension and other postretirement employee benefit (expense) income” and “Other income (expense), net”

4. Acquisition Pro Forma Adjustments and Assumptions

A. Reflects estimated cash consideration to be paid in connection with the M&M Acquisition. The amount is equal to the base purchase price and preliminary cash adjustments based on contractual terms of the Transaction Agreement. See Note 2.

B. Represents acquisition-related transaction costs yet to be expensed or accrued in the historical financial statements through March 31, 2022. Estimated acquisition-related costs include investment banker, advisory, legal, valuation and other professional fees. The total estimated acquisition-related transaction costs amounted to $57 million with $13 million expensed to date resulting in a net pro forma adjustment of $44 million. This does not reflect the acquisition-related transaction costs incurred by DuPont related to the sale of the M&M Business as Celanese does not have access to this information. These costs will not affect the combined statement of operations beyond 12 months after the close date.

C. Reflects the adjustments related to the step-up in fair value of the assets acquired from the M&M Acquisition.

Step-up adjustments (in millions)	Historical Value	Fair Value	Step-up
Property, plant and equipment	$997	$1,400	$403
Intangible assets, net	1,812	3,900	2,088
Total	$2,809	$5,300	$2,491

D. Reflects the impact of depreciation related to the preliminary fair value of property, plant and equipment acquired from the M&M Acquisition for the three months ended March 31, 2022 and for the year ended December 31, 2021.

Property, plant and equipment (in millions)	Preliminary Fair Value	Estimated Useful Life (years)	Three Months Ended March 31, 2022	Year Ended December 31, 2021
Land	$150	n/a	n/a	n/a
Buildings	250	5-30	$4	$13
Machinery and equipment	1,000	3-20	25	100
Total	$1,400		$29	$113

E. Reflects the impact of amortization related to the preliminary fair value of intangible assets acquired from the M&M Acquisition for the three months ended March 31, 2022 and for the year ended December 31, 2021.

Intangible assets (in millions)	Preliminary Fair Value	Estimated Useful Life (years)	Three Months Ended March 31, 2022	Year Ended December 31, 2021
Customers	$2,000	14	$36	$143
Tradenames	900	Indefinite	-	-
Technology	1,000	15-20	14	57
Total	$3,900		$50	$200

F. Reflects the recognition of preliminary estimated goodwill for the M&M Acquisition. Refer to Note 2 for the preliminary purchase price allocation.

G. Reflects the elimination of M&M Business’ historical equity and goodwill.

H. Represents the adjustments to reflect the net deferred tax liabilities associated with the estimated fair value step-up of identifiable assets acquired and the income tax (provision) benefit related to the income (loss) before income taxes resulting from the pro forma acquisition adjustments, which were tax effected using an estimated global statutory blended rate of 23%.

I. Represents adjustments related to new ground and space lease agreements expected to be entered between DuPont and Celanese in conjunction with consummation of the M&M Acquisition. As of the date of this Current Report, the terms of the lease agreements are still being negotiated. Pro forma adjustments related to the ground and space lease agreements are based on the current expectation of the finalized lease terms. As such, for the purposes of the preliminary unaudited pro forma condensed combined financial statements, we have assumed that new ground and space lease agreements are classified as operating leases. For ground and space leases where DuPont is expected to be the lessor and Celanese is expected to be the lessee, the pro forma adjustments are recorded in the Operating lease right-of-use assets, Other liabilities (current), and Operating lease liabilities on the preliminary unaudited pro forma condensed combined balance sheet as of March 31, 2022 and in Research and Development for lab leases and Selling, General and Administrative for office and service center leases in the preliminary unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and year ended December 31, 2021. For ground and space leases where Celanese is expected to be the lessor and DuPont is expected to be the lessee, the pro forma adjustments are recorded in Other income (expense), net in the preliminary unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and year ended December 31, 2021. The terms of the ground and space lease agreements will be finalized by the close date. Accordingly, the actual lease amounts could differ significantly from current estimate.

J. M&M Business’ employees participate in DuPont sponsored defined benefit plans. M&M Business’ proportionate share of the expense (credit) associated with the multiemployer plan is reflected in the M&M Business’ combined financial statements, while the assets and liabilities associated with the multiemployer plans are retained by DuPont and recorded on DuPont’s balance sheet. Upon consummation of the M&M Acquisition, Celanese will provide post-retirement benefits to the relevant employees through single-employer plans. As per the terms of the employee matters agreement dated February 17, 2022 (the “Employee Matters Agreement”), if the defined benefit plan is under-funded as of the close date, Celanese will receive cash from DuPont equivalent to the under-funded amount. If the defined benefit plan is over-funded as of the close date, Celanese will pay cash to DuPont equivalent to the over-funded amount. As of the date of this Current Report, Celanese has preliminarily estimated the defined benefit plan to be under-funded by $33 million. This adjustment reflects an increase to Benefit obligation and Non-trade receivable related to the preliminary estimate of the under-funded amount. The actual funding status of the defined benefit plan will depend on the fair value of plan assets and actuarial estimate of pension liability that is based on estimates and assumptions. Therefore, the actual funding status will fluctuate. Accordingly, the final funding status could differ significantly from the current estimate.

K. Unvested RSU awards of DuPont granted to M&M Business’ relevant employees during the 2022 calendar year will be replaced with equivalent value of cash or unvested RSU awards of Celanese, under similar terms, pursuant to the Employee Matters Agreement. For the pro forma adjustments, we assume that these awards will be settled in cash. The portion of the value proportionate to service already rendered has been recognized as part of the preliminary purchase consideration; see Note 2. This amount is reflected as an increase to Other liabilities (current). The remainder portion of the value will be recognized as additional stock-based compensation expense within Selling, general, and administrative expense. As the amount recorded in the historical period is greater than the expense associated with the new Employee Matters Agreement, no incremental pro forma adjustment was recorded for the year ended December 31, 2021 and three months ended March 31, 2022. The actual fair value of DuPont’s RSU awards may differ materially from the preliminary determination included within the preliminary unaudited pro forma condensed combined financial statements.

L. Reflects elimination of the historical depreciation and amortization of the M&M Business related to property, plant and equipment and intangible assets.

5. Other Accounting Pro Forma Adjustments and Assumptions

A. Celanese expects to borrow $1.5 billion under the Term Loan Facility and expects to issue $9.5 billion of Senior Unsecured Notes to fund the M&M Acquisition. The total proceeds from the Term Loan Facility and the Senior Unsecured Notes are reduced by debt issuance cost of $73 million. Based on current expectation, we assume $500 million will be current debt and $10.4 billion to be non-current debt, net of debt issuance cost.

We do not intend to draw down on the remaining Bridge Facility and currently expect to replace the remaining commitments under the Bridge Facility prior to the closing of the M&M Acquisition with permanent financing that will consist of the issuance of Senior Unsecured Notes. However, there are no assurances that we will be able to do so and any such financings would be subject to prevailing market conditions at that time.

B. This adjustment reflects pro forma adjustment to interest expense related to the expected borrowing under the Term Loan Facility and the expected issuance of Senior Unsecured Notes.

The Term Loan Facility is composed of a $500 million tranche of delayed-draw term loans due 364 days from issuance and a $1.0 billion tranche of delayed-draw term loans due five years from issuance. Amounts outstanding under the 364-day tranche of the Term Loan Credit Arrangement accrue interest at a rate equal to Term Secured Overnight Financing Rate (“SOFR”) plus a margin of 1.00% to 2.00% per annum, or the base rate plus a margin of 0.00% to 1.00%, in each case, based on Celanese’s senior unsecured debt rating. Amounts outstanding under the five-year tranche of the Term Loan Credit Agreement accrue interest at a rate equal to Term SOFR plus a margin of 1.125% to 2.125% per annum, or the base rate plus a margin of 0.125% to 1.125%, in each case, based on Celanese’s senior unsecured debt rating. The estimated weighted-average interest rate for the Term Loan Facility is 3.0%.

Celanese expects to issue Senior Unsecured Notes at fixed rates of interest in various currencies and with various maturities. The estimated weighted-average interest rate of 5.40% is based on assumptions regarding currencies, interest rates and maturities, but the actual terms of the Senior Unsecured Notes will be subject to market conditions at the time of issuance.

Below is the pro forma adjustment for the expected contractual interest expense and the amortization of debt issuance cost.

(in millions)	Three Months Ended March 31, 2022	Year ended December 31, 2021
Interest expense on Term Loan Facility	$8	$46
Interest expense on Senior Unsecured Notes	132	527
Amortization of debt issuance cost	4	15
Pro forma adjustment to interest expense	$144	$588

A 0.125% change in interest rates would increase or decrease interest expense on a pro forma basis by $0.6 million and $3.2 million for the three months ended March 31, 2022 and for the year ended December 31, 2021, respectively

C. Represents the write-off of $30 million of unamortized Bridge Facility commitment fees due to the assumed termination of the remaining commitments under that facility.

D. Represents the adjustments to income tax (provision) benefit related to the income (loss) before income taxes resulting from the pro forma other adjustments, which were tax effected using an estimated global statutory blended rate of 23%.